Exhibit 99.1
------------

[LOGO OF BEFREE]

FOR IMMEDIATE RELEASE

Contacts:  Stephen M. Joseph            Scott Solomon
           Chief Financial Officer      Vice President
           Be Free, Inc.                Sharon Merrill Associates
           508.480.4017                 617.542.5300
           sjoseph@befree.com           ssolomon@investorrelations.com
           ------------------           ------------------------------

            BE FREE, INC. THIRD QUARTER REVENUE INCREASES MORE THAN
                          300 PERCENT YEAR-OVER-YEAR

  Company Significantly Narrows Losses and Shortens Pathway to Profitability
                       Business Metrics Reach New Highs

     MARLBOROUGH, Mass. - October 25, 2000 - Be Free, Inc. (Nasdaq: BFRE), a leading provider of hosted online marketing services, today reported its financial results for the third quarter ended September 30, 2000.

     Revenue for the third quarter of 2000 increased more than 300 percent to a record $5.3 million, compared with $1.3 million for the third quarter of 1999. The net loss for the third quarter of 2000, excluding non-cash charges for equity-related compensation and merger-related items, was $4.0 million, or $0.06 per share, compared with a loss of $5.2 million, or $0.41 per share, for the same period in 1999. The net loss for the third quarter of 2000, including non-cash charges, was $18.2 million, or $0.29 per share, compared with $6.3 million, or $0.49 per share for the year-ago period.

     Revenue for the first nine months of 2000 increased 390 percent to $13.3 million, compared with $2.7 million for the first nine months of 1999. The net loss, excluding non-cash charges for equity-related compensation and merger-related items for the first nine months of 2000, was $12.7 million, or $0.21 per share, compared with $11.0 million, or $0.87 per share for the same period one year earlier. Be Free's net loss, including the non-cash charges, was $46.7 million, or $0.78 per share, for the first nine months of 2000, compared with a net loss of $13.8 million, or $1.09 per share, for the same period in 1999.

                                    -more-

Be Free Reports Third-quarter Financial Results/2

     "Be Free had a tremendous quarter and is uniquely positioned to become the dominant provider of online marketing services," said Gordon B. Hoffstein, chairman and chief executive officer. "Our success this quarter was driven by three critical factors: a growing base of increasingly successful customers; a product offering of pay-for-performance marketing services that has become the obvious choice for today's cost-conscience e-businesses; and a profitable business model that is backed by $160 million in cash and marketable securities."

     Hoffstein continued, "During the quarter, we saw excellent revenue growth and due to continued strength in all our business metrics, we expect that Be Free can achieve profitability, before non-cash charges, in the first quarter of 2002. At that time, we believe that we will have a cash reserve of well over $100 million."

Shift in Performance-based Marketing Spending

"Forrester Research predicts that performance-based marketing will represent 50 percent of all online marketing by 2003. We believe this trend is accelerating as companies doing business online capitalize on the inherent accountability of the Internet to lower their customer acquisition costs and improve profitability. Be Free, as the leader in performance-based marketing services, is in a unique position to capitalize on this shift in marketing spending," said Hoffstein.

   The following Be Free metrics support this trend:

 . At the end of the third quarter, 29 percent of the company's customers had exceeded their monthly minimum fees, compared to just 11 percent at the end of the third quarter of 1999 and 25 percent at the end of the second quarter of 2000. The average length of time that Be Free customers need to crest their minimums is decreasing. As of the third quarter of last year, it took eight and a half months on average to break through minimums. That figure had declined to seven and a half months in the second quarter of 2000, and only six and a half months in the third quarter of this year. This means that the marketing programs of Be Free customers are becoming considerably more successful at an increasingly faster pace. Since half of Be Free's customers have not had live affiliate marketing programs for that average six and a half month period, the company believes that its revenue growth should be even greater as these younger customers crest their minimum payments.

                                    -more-

Be Free Reports Third-quarter Financial Results/3

 . In the third quarter, Be Free's average revenue per customer increased eight percent compared with the second quarter of this year. Be Free believes that this reflects a shift in customers' spending to performance-based programs as they attempt to build crucial market share and attain profitability.

Growth in Other Key Metrics

   During the quarter, Be Free continued to achieve record levels in other key business metrics:

 . The number of live customers - those with revenue-generating performance marketing channels - increased 279 percent to 356 from 94 in the same period a year earlier. In addition, the company renewed 41 current customers, representing almost 90 percent of customers whose contracts had expired during the quarter. The company lost 17 customers due mainly to consolidation or lack of adequate funding. With Be Free's pay-for-performance model, the company anticipates that it will lose primarily those customers that will be less successful and, therefore, contribute least to its revenue growth. For example, the customers lost this quarter represented only 2.6 percent of the company's revenue.

 . The number of impressions, or times that the promotions of Be Free's customers were viewed on affiliate sites, rose to 6.3 billion, an increase of 449 percent from a year ago.

 . The company's cash burn remained low. The company spent $5 million for third quarter operations and $4 million primarily for capital expenditures for a total cash burn of $9 million. The $9 million cash burn is $3 million less than the company had expected for this period.

Diverse Customer Base

   During the quarter, Be Free broadened its diverse base of traditional brick-and-mortar and well-established dot-com customers. "Large and successful companies continue to turn to Be Free for online marketing solutions. Today, Be Free customers include all of the top five most highly trafficked sites on the Internet according to Media Metrix," Hoffstein said.

                                     -more-

Be Free Reports Third-quarter Financial Results/4

     "Our successful customer base is one of Be Free's crown jewels. From the beginning, Be Free set out on a path to develop pay-for-performance marketing services that appealed to the high end of e-businesses and to then build breadth and depth within this segment. Our customers include best of breed e-businesses such as Yahoo, AOL, Lycos, C/Net, Travelocity and Network Solutions as well as emerging brick-and-click leaders including BarnesandNoble.com, IBM, Bertelsmann, 3M, Motorola, Sprint, Staples, Compaq and The Gap. At the end of the third quarter, roughly one-third of our customers were brick-and-click businesses, compared to just 15 percent one year ago. We believe that many of today's successful offline retailers will become more of a force in driving tomorrow's online commerce. Be Free is ready for that evolution, and we have positioned ourselves to benefit from it."

BSELECT(SM) - Be Free's Personalized Recommendation Service

     BSELECT is a real-time recommendation engine for online sellers and content sites - providing personalized product and content recommendations for site visitors. For retailers, this means increased browse-to-buy ratios, order volume and average order size. For content sites, this leads to increased page views, site viewing time and improved site loyalty.

     Customers signed this quarter for the BSELECT service included Xerox Corporation. Xerox will be launching both BSELECT and BFAST(SM), the company's performance-based affiliate marketing service.

New BFAST Product Offerings

     Be Free continues to offer its customers a spectrum of services to cost-effectively expand their online reach, convert browsers to buyers and promote customer and visitor loyalty. This week the company launched BFAST(SM) version 6.5, which includes the Advanced Marketing Pack. The Advanced Marketing Pack, which is available for a separate fee, gives Be Free customers complete control and flexibility over their promotions and links, using a combination of dynamic links and Be Free's two most popular merchandizing tools - Auto Merchandizer and Creative Optimizer. For the commerce site, this means the ability to push promotions and specials, to utilize dynamic pricing, special offers and auctions, and to schedule and target promotions. Content sites can use the Advanced Marketing Pack to syndicate headlines, push timely data, such as stock and sports scores, update search boxes and optimize best-performing creatives.

Be Free Reports Third-quarter Financial Results/5

     The company also launched the Performance Partner Program during the quarter. This program enhances the relationship between Be Free's customers and their large, strategic affiliates by offering those affiliates special services such as aggregated reporting, technology enhancements and technical support. By fostering more streamlined relationships between its customers and large, revenue producing affiliates, Be Free expects to increase the transactions flowing through its infrastructure and thus its revenue stream.

International Expansion

     As the worldwide demand for performance-based marketing services continues to expand, Be Free is increasing its reach into these new markets. During the quarter, the company continued to expand its operations in the UK and France, but delayed the opening of a German office to concentrate on other areas of the continent where it is experiencing more demand. At the end of the third quarter, Be Free had six live European customers and 14 customers in its backlog. Those 20 customers represent more than 80 individual country-specific programs. "We see tremendous opportunity internationally as Be Free capitalizes on our dominant market position in Europe," said Hoffstein.

Strategy and Business Outlook

     Looking to the future, Hoffstein said, "We are very optimistic about our performance as we enter the fourth quarter. We expect that the trend toward performance-based marketing will continue to grow, and Be Free will capitalize on this.

     "We have planned for continued industry consolidation and indeed consolidation of our customer base, but, because of our performance-based model, we do not anticipate that this will have an impact on our business both in terms of our revenue growth and our drive toward profitability. We will increase our emphasis on the leading companies whose businesses represent a significant portion of e-commerce - and we expect that more of these customers will tap into additional marketing services from Be Free.

     "Be Free has the financial resources, world-class customers, superior technology, exceptional people and the will to be the leading provider of online marketing services," Hoffstein concluded.

                                     -more-

Be Free Reports Third-quarter Financial Results/6

About Be Free, Inc. (Nasdaq: BFRE)

As a leading provider of hosted online marketing services, including affiliate marketing and personalization, Be Free helps companies successfully market online. By simply plugging into Be Free's marketing infrastructure, services and knowledge, online businesses can reach more people with the right offers across multiple channels. For more information about Be Free, its BFAST performance-based affiliate marketing service or its BSELECT personalized product and content recommendation service, visit http://www.befree.com.
                                                  ---------------------


All statements in this news release that are not statements of historical fact are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our future financial performance, such as our expected revenue growth, future profitability, cash expenditures and cash balances, the level of customer transactions, as well as statements about the growth of performance marketing and the future market conditions for our services. These statements are based on Be Free's current expectations, hopes, beliefs and estimates and invoke risks and uncertainties that could cause actual results to differ materially from those anticipated or projected.

The risk factors include, but are not limited to:

 . If the Internet fails to grow as an advertising, marketing, and sales medium, our future revenue and business prospects would be materially and adversely affected;
 . System disruptions and failures may result in customers dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business;
 .  To be competitive, we must continue to develop new and enhanced services, and our failure to do so may adversely affect our prospects;
 . The Internet generates privacy concerns which could result in market perceptions or legislation which could harm our business, result in reduced sales of our services, or both;
 .  If we infringe upon the intellectual property rights of others, we could be exposed to significant liability;
 .  If we fail to manage effectively the rapid growth in our operations, our business and prospects will be materially and adversely affected;
 .  We  may not achieve the expected benefits of our acquisition of TriVida;
 .  If we fail to attract and retain key personnel, our business will be materially and adversely affected; and
 . If we are not able to overcome the challenges of our planned international expansion, our revenue and our prospects for profitability may be materially and adversely affected.

Further information about risk factors that could affect the Company's performance are contained in the Company's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2000. Be Free disclaims any obligations to update these expectations, hopes and beliefs.

The Consolidated Statements of Operations and Consolidated Balance Sheets follow:

                                     # # #

                                 BE FREE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands except per share amounts)
                                   Unaudited

                                                 Three Months Ended                Nine Months Ended
                                                    September 30,                    September 30,
                                                2000             1999            2000             1999
Revenue:
    Performance marketing services          $    5,330      $     1,313      $   13,279      $     2,709
                                            -----------     ------------     -----------     ------------

Operating expenses:
    Cost of revenue                                990              199           2,445              437
    Sales and marketing                          4,656            2,695          12,961            6,045
    Client services                              1,726            1,143           5,051            2,289
    Development and engineering                  2,997            1,653           7,294            3,135
    General and administrative                   1,624              798           4,555            1,652
    Equity related compensation                    493              488           1,153            1,441
    Merger related expenses                     13,754                -          32,857                -
                                            -----------     ------------     -----------     ------------
         Total operating expenses               26,240            6,976          66,316           14,999

         Operating loss                        (20,910)          (5,663)        (53,037)         (12,290)

Interest income (expense), net                   2,680              (25)          6,345             (193)
                                            -----------     ------------     -----------     ------------

Net loss                                    $  (18,230)     $    (5,688)     $  (46,692)     $   (12,483)

Accretion of preferred stock to
    redemption value                                 -             (596)              -           (1,297)
                                            -----------     ------------     -----------     ------------

Net loss attributable to common
    stockholders                            $  (18,230)     $    (6,284)     $  (46,692)     $   (13,780)
                                            ===========     ============     ===========     ============

Basic and diluted net loss per share        $    (0.29)     $     (0.49)     $    (0.78)     $     (1.09)

Shares used in computing basic and
    diluted net loss per share                  62,862           12,695          59,794           12,661


---------------------------------------------------------------------------------------------------------

Supplemental Data:

    Net loss attributable to common
       stockholders                         $  (18,230)     $    (6,284)     $  (46,692)     $   (13,780)
    Equity related compensation                    493              488           1,153            1,441
    Merger related charges                      13,754                -          32,857                -
    Accretion of preferred stock to
       redemption value                              -              596               -            1,297
                                            -----------     ------------     -----------     ------------

    Adjusted net loss                       $   (3,983)     $    (5,200)     $  (12,682)     $   (11,042)
                                            ===========     ============     ===========     ============

    Supplemental net loss per share         $    (0.06)     $     (0.41)     $    (0.21)     $     (0.87)


    Shares used in computing supplemental
      net loss per share                        62,862           12,695          59,794           12,661

                                 BE FREE, INC.
                          CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)
                                   Unaudited

                                                               September 30,     December 31,
                                                                     2000             1999
                                 ASSETS

Current assets:
      Cash, cash equivalents and marketable securities           $   148,719     $     71,738
      Accounts receivable, net of allowances                           2,756            1,328
      Prepaid expenses and other current assets                        5,447            1,282
                                                                 ------------    -------------
           Total current assets                                      156,922           74,348

Marketable securities                                                 10,960            7,954
Property and equipment, net                                           16,130            7,967
Intangible assets, net                                               132,946                -
Other assets                                                           1,283              568
                                                                 ------------    -------------
           Total assets                                          $   318,241     $     90,837
                                                                 ============    =============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable and accrued expenses                            6,566            3,883
      Deferred revenue                                                 1,571              943
      Current portion of long term debt                                2,586              943
                                                                 ------------    -------------
           Total current liabilities                                  10,723            5,769

Long-term debt, net of current portion                                 3,352            2,507
                                                                 ------------    -------------
           Total liabilities                                          14,075            8,276

Stockholders' equity                                                 304,166           82,561
                                                                 ------------    -------------
           Total liabilities and stockholders' equity            $   318,241     $     90,837
                                                                 ============    =============


----------------------------------------------------------------------------------------------

Supplemental Data:

      Cash, cash equivalents and marketable securities           $   148,719     $     71,738
      Marketable securities - long term                               10,960            7,954
                                                                 ------------    -------------
      Total cash, cash equivalents and marketable securities     $   159,679     $     79,692
                                                                 ============    =============